Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
April 21, 2011	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Reports Strong Start to 2011 as Wireless, FiOS and

Strategic Services Continue to Generate Profitable Growth

First-Quarter Performance Affirms 2011 Revenue and Earnings Guidance

1Q HIGHLIGHTS

Consolidated

•	51 cents in diluted earnings per share (EPS), compared with EPS of 16 cents and adjusted EPS (non-GAAP) of 48 cents in 1Q 2010.

Wireless

•

6.3 percent year-over-year increase in service revenues in 1Q 2011; data revenues up 22.3 percent; 25.8 percent operating income margin and 43.7 percent Segment EBITDA margin on service revenues (non-GAAP).

•	1.8 million net additions, excluding acquisitions and adjustments, includes 906,000 retail postpaid net customer additions; continued low retail postpaid churn of 1.01 percent.

•	104.0 million total connections, includes 88.4 million retail customers.

Wireline

•	207,000 net FiOS Internet and 192,000 net FiOS TV additions; 4.3 million total FiOS Internet connections and 3.7 million total FiOS TV connections.

•	10.5 percent year-over-year increase in consumer ARPU; FiOS consumer retail revenues now represent approximately 54 percent of total consumer revenues.

•	12.8 percent increase in strategic enterprise revenues, which now represent approximately 46 percent of total global enterprise revenues.

Verizon News Release, page 2

NEW YORK -- Verizon Communications Inc. (NYSE, NASDAQ: VZ) today reported strong first-quarter 2011 earnings, as industry leader Verizon Wireless continued to effectively balance customer growth and profitability, while growth in FiOS and strategic enterprise services contributed to another quarter of improvement in wireline margins.

Verizon reported 51 cents in EPS in first-quarter 2011, compared with first-quarter 2010 earnings of 16 cents per share. There are no adjustments to first-quarter 2011 earnings results. Adjusted first-quarter 2010 earnings, excluding the impact of divestitures and non-operational charges (non-GAAP), were 48 cents per share.

On Track to Meet Revenue and Earnings Objectives

“In the first quarter, Verizon Wireless solidified its industry leadership with results that once again showed sustainable, profitable growth,” said Verizon Chairman and CEO Ivan Seidenberg. “We are executing on our business plans and building momentum, and we are on track to meet both our revenue and earnings objectives for the year.”

Seidenberg added, “Wireline EBITDA margins expanded for the fourth consecutive quarter, driven by continued strength in FiOS revenues and disciplined cost management. Our strategic acquisition of Terremark, which closed earlier this month, improves our ability to provide integrated, enterprise-class cloud solutions and accelerate growth.”

Consolidated Revenue Growth Accelerates

On a consolidated basis, Verizon’s total operating revenues were $27.0 billion in first-quarter 2011, an increase of 0.3 percent compared with first-quarter 2010. Last year’s results included revenues from operations that have since been divested.

Verizon News Release, page 3

On a comparable basis (non-GAAP), first-quarter 2011 total operating revenues increased 5.3 percent compared with first-quarter 2010 -- up from growth of 2.3 percent on the same basis comparing fourth-quarter 2010 with fourth-quarter 2009. Approximately 77 percent of first-quarter 2011 revenues were generated by higher-growth wireless, FiOS and strategic enterprise services, compared with approximately 72 percent of comparable first-quarter 2010 revenues.

As previously stated, Verizon is targeting comparable top-line revenue growth rates in the range of 4 percent to 8 percent for full-year 2011. The company is also targeting EPS growth of 5 percent to 8 percent in 2011, over a comparable adjusted base of $2.08 per share in 2010.

Verizon continues to expect 2011 capital spending to be essentially flat, compared with the 2010 investment of $16.5 billion. In first-quarter 2011, Verizon’s capital expenditures totaled $4.4 billion, compared with $3.4 billion in first-quarter 2010, as the company aggressively invested in growth opportunities, including the deployment of Verizon’s nationwide 4G LTE (fourth-generation, Long-Term Evolution) wireless broadband network. With 4G LTE deployment well under way, Verizon’s capitalized interest will be lower in 2011, resulting in higher interest expense of about $150 million for each quarter this year.

Cash flow from operations totaled $5.0 billion in first-quarter 2011, down from $7.1 billion in first-quarter 2010. Operating cash flow from higher net income in first-quarter 2011 was offset by the launch of the iPhone and satisfaction of Verizon’s full-year 2011 pension funding obligation of $392 million. In addition, the first half of last year included cash flows from since-divested properties.

Verizon said its cash flow outlook for 2011 remains strong, and there is no change regarding the anticipated 2012 timing of a Verizon Wireless dividend to its parent companies.

Verizon News Release, page 4

The effective income tax rate attributable to Verizon for the first quarter was 30 percent. For full-year 2011, Verizon anticipates an effective tax rate to be in a range consistent with the past three quarters, post the Frontier and Alltel divestitures.

Verizon Wireless Delivers Strong Operational and Financial Results

Verizon Wireless delivered strong growth in revenues, retail customers and other connections; increased retail postpaid ARPU (average monthly service revenue per user) and smartphone penetration; and delivered a strong EBITDA margin. In the first quarter of 2011:

Wireless Financial Highlights

•

Service revenues in the quarter totaled $14.3 billion, up 6.3 percent year over year. Data revenues were $5.5 billion, up $1.0 billion or 22.3 percent year over year, and represent 38.1 percent of all service revenues. Total revenues were $16.9 billion, up 10.2 percent year over year.

•

Retail postpaid ARPU grew 2.2 percent over first-quarter 2010, to $53.52. Retail postpaid data ARPU increased to $20.51, up 17.3 percent year over year. Retail service ARPU also grew 2.2 percent, to $51.88.

•	Wireless operating income margin was 25.8 percent. Segment EBITDA margin on service revenues (non-GAAP) was 43.7 percent.

Wireless Operational Highlights

•	Verizon Wireless added 1.8 million total connections, including 906,000 retail postpaid customers, and 897,000 wholesale and other connections. These additions exclude acquisitions and adjustments.

•

At the end of the first quarter, the company had 104.0 million total connections, an increase of 6.1 percent year over year, including 88.4 million retail customers and 15.6 million wholesale and other connections.

•	At the end of the first quarter, 32 percent of Verizon Wireless’ retail postpaid customer phone base were smartphones, up from 28 percent at the end of fourth-quarter 2010.

•	Retail postpaid churn remained low at 1.01 percent, and total retail churn was 1.33 percent. Both improved year over year.

•	Following the launch of its 4G LTE mobile broadband network in 38 markets in December 2010, the company so far has named more than 100 additional markets where

Verizon News Release, page 5

4G LTE is being rolled out. By year-end, Verizon Wireless’ 4G LTE network, the fastest and most advanced 4G LTE network in the U.S., is expected to be available in more than 175 markets, covering a population of more than 185 million people throughout the country.

•	The company introduced three 4G LTE devices: the ThunderBolt by HTC, the first 4G LTE smartphone; the Verizon USB551L, a modem made by Novatel Wireless; and a Samsung 4G LTE Mobile Hotspot.

•

Demand was strong for new LTE devices -- as well as for Apple’s iPhone 4, which produced the most successful first-day sales in Verizon Wireless history when it was introduced in February to existing customers.

•	Verizon Wireless continued to invest in its 3G network, the nation’s largest and most reliable 3G network.

•

The company announced plans to open the Verizon Wireless Application Innovation Center in San Francisco later this year, where developers, engineers and others can work together on innovative applications that will run on the company’s 3G and 4G networks.

Continued Wireline Margin Expansion and FiOS Growth

Verizon’s Wireline segment delivered continued margin expansion and growth in FiOS customers and revenues, as well as accelerated growth in revenues for strategic enterprise services. In the first quarter of 2011:

Wireline Financial Highlights

•	Segment EBITDA margin (non-GAAP) was 23.6 percent, compared with 21.1 percent in first-quarter 2010. This was Wireline’s fourth consecutive quarter of sequential margin expansion.

•

First-quarter 2011 operating revenues were $10.1 billion, a decline of 2.2 percent compared with first-quarter 2010. This is an improvement from a decline of 2.8 percent comparing fourth-quarter 2010 to fourth-quarter 2009. First-quarter 2011 total operating expenses were $9.9 billion, a decline of 3.9 percent compared with first-quarter 2010.

•

Revenues for Verizon’s FiOS fiber-optic services to consumer retail customers generated approximately 54 percent of consumer wireline revenues in first-quarter 2011, compared with approximately 45 percent in first-quarter 2010.

•

Consumer revenues grew 1.9 percent compared with first-quarter 2010. Consumer ARPU for wireline services was $90.55 in first-quarter 2011, up 10.5 percent compared with first-quarter 2010. ARPU for FiOS customers continues to be more than $146.

Verizon News Release, page 6

•

Global enterprise revenues totaled $3.8 billion in the quarter, up 1.0 percent compared with first-quarter 2010. Sales of strategic enterprise services -- such as security and IT solutions, as well as strategic networking -- increased 12.8 percent compared with first- quarter 2010, and accelerated from a growth rate of 8.0 percent comparing fourth-quarter 2010 with fourth-quarter 2009. Strategic services now represent approximately 46 percent of global enterprise revenues.

Wireline Operational Highlights

•

Verizon added 207,000 net new FiOS Internet connections and 192,000 net new FiOS TV connections in first-quarter 2011. Verizon had 4.3 million FiOS Internet and 3.7 million FiOS TV connections at the end of the quarter.

•

FiOS Internet penetration (subscribers as a percentage of potential subscribers) was 33.1 percent by the end of the first quarter, with the product available for sale to 13.0 million premises. This compares with 29.0 percent and 12.0 million, respectively, at the end of first-quarter 2010. FiOS TV penetration was 29.1 percent by the end of first-quarter 2011, with the product available for sale to 12.6 million premises. This compares with 25.4 percent and 11.5 million, respectively, at the end of first-quarter 2010.

•

Broadband connections totaled 8.5 million at the end of first-quarter 2011, a 3.0 percent year-over-year increase. FiOS Internet connections more than offset a decrease in DSL-based HSI connections, leading to a net increase of 98,000 broadband connections from fourth-quarter 2010. These are the most broadband net additions since second-quarter 2009. Total voice connections, which measures FiOS Digital Voice connections in addition to traditional switched access lines, declined 8.2 percent to 25.5 million -- the smallest year-over-year decline since first-quarter 2008.

•

During the quarter, Verizon moved decisively to accelerate its “everything-as-a-service” enterprise cloud strategy by announcing its acquisition of cloud and managed IT infrastructure leader Terremark Worldwide, which closed in April.

•

Verizon continued to deploy secure IT and communications solutions that enable better business outcomes for multinational enterprise, medium-sized and government customers. These included a new cloud-based unified communications service, an enhanced set of Enterprise Identity Management offerings, and delivery of SAP’s Customer Relationship Management service through Verizon’s flagship cloud offering, Computing as a Service. In addition, Verizon completed new agreements during the quarter with a range of multinational corporations, including Delphi Automotive.

•

Verizon expanded its global network infrastructure, continuing to broaden its global scope and capabilities. The company installed 38 additional Private IP edge routers for a total of 852 edge routers in 238 sites throughout 63 countries; activated the first 100GE (gigabit Ethernet) transmission trunk between routers on Verizon’s backbone network;

Verizon News Release, page 7

implemented Internet Protocol Version 6 (IPv6) on its public IP backbone in Europe and the Asia-Pacific regions; and activated 7,021 miles of the Europe India Gateway submarine cable system, which connects the United Kingdom, the Middle East, Africa and Asia.

•

The Wireline workforce totaled 92,000 at the end of first-quarter 2011, a year-over-year decline of 16,000 (adjusted for divested operations), primarily as a result of incentive offers that led to voluntary separations.

NOTE: Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results for the divestiture of overlapping wireless properties in 105 operating markets in 24 states during the first half of 2010; the wireless deferred revenue adjustment that was disclosed in Verizon’s Form 10-Q for the period ended June 30, 2010; and the spinoff to Frontier of local exchange and related landline assets in 14 states, effective on July 1, 2010. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, NASDAQ:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, with more than 104 million total connections nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 196,000 and last year generated consolidated revenues of $106.6 billion. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high-quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by email, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This presentation contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of adverse conditions in the U.S. and international economies; the effects of competition in our markets; materially adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; the effect of material changes in available technology; any disruption of our key suppliers’ provisioning of products or services; significant increases in benefit plan costs or lower investment returns on plan assets; the impact of natural disasters, terrorist attacks, breaches of network or information technology security or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any increase in restrictions on our ability to operate our networks; the timing, scope and financial impact of our deployment of broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 3/31/11	3 Mos. Ended 3/31/10	% Change

Operating Revenues	$ 26,990	$ 26,913	0.3

Operating Expenses
Cost of services and sales	11,229	10,652	5.4
Selling, general & administrative expense	7,284	7,698	(5.4)
Depreciation and amortization expense	4,024	4,122	(2.4)

Total Operating Expenses	22,537	22,472	0.3

Operating Income	4,453	4,441	0.3
Equity in earnings of unconsolidated businesses	101	133	(24.1)
Other income and (expense), net	36	46	(21.7)
Interest expense	(709)	(680)	4.3

Income Before Provision for Income Taxes	3,881	3,940	(1.5)
Provision for income taxes	(617)	(1,622)	(62.0)

Net Income	$ 3,264	$ 2,318	40.8

Net income attributable to noncontrolling interest	$ 1,825	$ 1,875	(2.7)
Net income attributable to Verizon	1,439	443	*

Net Income	$ 3,264	$ 2,318	40.8

Basic Earnings per Common Share
Net income attributable to Verizon	$ .51	$ .16	*

Weighted average number of common shares (in millions)	2,830	2,836

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$ .51	$ .16	*

Weighted average number of common shares-assuming dilution (in millions)	2,834	2,837

Footnotes:

(1)	Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	3/31/11	12/31/10	$ Change

Assets
Current assets
Cash and cash equivalents	$ 14,007	$ 6,668	$ 7,339
Short-term investments	723	545	178
Accounts receivable, net	11,028	11,781	(753)
Inventories	1,245	1,131	114
Prepaid expenses and other	2,920	2,223	697

Total current assets	29,923	22,348	7,575

Plant, property and equipment	211,704	211,655	49
Less accumulated depreciation	123,459	123,944	(485)

	88,245	87,711	534

Investments in unconsolidated businesses	3,732	3,497	235
Wireless licenses	73,049	72,996	53
Goodwill	21,993	21,988	5
Other intangible assets, net	5,655	5,830	(175)
Other assets	5,511	5,635	(124)

Total Assets	$ 228,108	$ 220,005	$ 8,103

Liabilities and Equity
Current liabilities
Debt maturing within one year	$ 11,823	$ 7,542	$ 4,281
Accounts payable and accrued liabilities	13,810	15,702	(1,892)
Other	7,114	7,353	(239)

Total current liabilities	32,747	30,597	2,150

Long-term debt	49,374	45,252	4,122
Employee benefit obligations	27,543	28,164	(621)
Deferred income taxes	23,578	22,818	760
Other liabilities	6,002	6,262	(260)

Equity
Common stock	297	297	—
Contributed capital	37,914	37,922	(8)
Reinvested earnings	4,427	4,368	59
Accumulated other comprehensive income	1,293	1,049	244
Common stock in treasury, at cost	(5,189)	(5,267)	78
Deferred compensation - employee stock ownership plans and other	246	200	46
Noncontrolling interest	49,876	48,343	1,533

Total equity	88,864	86,912	1,952

Total Liabilities and Equity	$ 228,108	$ 220,005	$ 8,103

Verizon - Selected Financial and Operating Statistics

Unaudited	3/31/11	12/31/10

Total debt (in millions)	$ 61,197	$ 52,794
Net debt (in millions)	$ 47,190	$ 46,126
Net debt / Adjusted EBITDA (1)	1.4x	1.3x
Common shares outstanding end of period (in millions)	2,829	2,827
Total employees	196,200	194,400
Cash dividends declared per common share	$ 0.4875	$ 0.4875

Footnotes:

(1)	The adjusted EBITDA excludes the effects of non-recurring or non-operational items.

The unaudited condensed consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/11	3 Mos. Ended 3/31/10	$ Change

Cash Flows From Operating Activities
Net Income	$ 3,264	$ 2,318	$ 946
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	4,024	4,122	(98)
Employee retirement benefits	373	543	(170)
Deferred income taxes	790	2,445	(1,655)
Provision for uncollectible accounts	270	371	(101)
Equity in earnings of unconsolidated businesses, net of dividends received	(86)	(120)	34
Changes in current assets and liabilities, net of effects from acquisition/ disposition of businesses	(2,070)	(1,043)	(1,027)
Other, net	(1,530)	(1,552)	22

Net cash provided by operating activities	5,035	7,084	(2,049)

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(4,363)	(3,423)	(940)
Acquisitions of licenses, investments and businesses, net of cash acquired	(104)	(274)	170
Net change in short-term investments	24	(40)	64
Other, net	68	114	(46)

Net cash used in investing activities	(4,375)	(3,623)	(752)

Cash Flows From Financing Activities
Proceeds from long-term borrowings	6,440	—	6,440
Repayments of long-term borrowings and capital lease obligations	(552)	(519)	(33)
Increase (decrease) in short-term obligations, excluding current maturities	2,384	(97)	2,481
Dividends paid	(1,379)	(1,347)	(32)
Proceeds from sale of common stock	70	—	70
Other, net	(284)	(470)	186

Net cash provided by (used in) financing activities	6,679	(2,433)	9,112

Increase in cash and cash equivalents	7,339	1,028	6,311
Cash and cash equivalents, beginning of period	6,668	2,009	4,659

Cash and cash equivalents, end of period	$ 14,007	$ 3,037	$ 10,970

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/11	3 Mos. Ended 3/31/10	% Change

Revenues
Retail service	$ 13,674	$ 13,034	4.9
Other service	637	432	47.5

Service	14,311	13,466	6.3

Equipment	1,689	992	70.3
Other	881	854	3.2

Total Revenues	16,881	15,312	10.2

Operating Expenses
Cost of services and sales	5,880	4,675	25.8
Selling, general & administrative expense	4,751	4,492	5.8
Depreciation and amortization expense	1,899	1,812	4.8

Total Operating Expenses	12,530	10,979	14.1

Operating Income	$ 4,351	$ 4,333	0.4
Operating Income Margin	25.8%	28.3%

Segment EBITDA	$ 6,250	$ 6,145	1.7
Segment EBITDA Service Margin	43.7%	45.6%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-recurring or non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Verizon Wireless – Selected Operating Statistics

Unaudited	3/31/11	3/31/10	% Change

Connections (000)
Retail postpaid	84,031	80,912	3.9
Retail prepaid	4,383	4,803	(8.7)

Retail	88,414	85,715	3.1

Wholesale & other connections	15,608	12,304	26.9

Total connections	104,022	98,019	6.1

Unaudited	3 Mos. Ended 3/31/11	3 Mos. Ended 3/31/10	% Change

Net Add Detail (1) (000)
Retail postpaid	906	412	*
Retail prepaid	(27)	(146)	(81.5)

Retail	879	266	*

Wholesale & other connections	897	1,240	(27.7)

Total connections	1,776	1,506	17.9

Churn Detail
Retail postpaid	1.01%	1.05%
Retail	1.33%	1.42%

Revenue & ARPU Statistics
Total data revenues (in millions)	$ 5,458	$ 4,464	22.3
Retail postpaid data ARPU	$ 20.51	$ 17.49	17.3
Total data as a % of service revenues	38.1%	33.2%
Retail service ARPU	$ 51.88	$ 50.78	2.2
Retail postpaid ARPU	$ 53.52	$ 52.36	2.2

Retail Postpaid Connection Statistics
Smartphone sales as a % of total phones	60.0%	35.6%
% smartphone phone base	32.2%	18.6%
% Internet base	7.3%	6.3%

Other Operating Statistics
Capital expenditures (in millions)	$ 2,735	$ 1,770	54.5

Footnotes:

(1)	Connection net additions exclude acquisitions and adjustments.

The segment financial results and metrics above are adjusted to exclude the effects of non-recurring or non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/11	3 Mos. Ended 3/31/10	% Change

Operating Revenues
Consumer retail	$ 3,383	$ 3,320	1.9
Small business	695	708	(1.8)

Mass Markets	4,078	4,028	1.2

Strategic services	1,774	1,573	12.8
Other	2,042	2,206	(7.4)

Global Enterprise	3,816	3,779	1.0

Global Wholesale	2,042	2,299	(11.2)
Other	211	269	(21.6)

Total Operating Revenues	10,147	10,375	(2.2)

Operating Expenses
Cost of services and sales	5,462	5,741	(4.9)
Selling, general & administrative expense	2,290	2,450	(6.5)
Depreciation and amortization expense	2,107	2,063	2.1

Total Operating Expenses	9,859	10,254	(3.9)

Operating Income	$ 288	$ 121	*
Operating Income Margin	2.8%	1.2%

Segment EBITDA	$ 2,395	$ 2,184	9.7
Segment EBITDA Margin	23.6%	21.1%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited	3/31/11	3/31/10	% Change

Connections (000)
FiOS TV Subscribers	3,664	2,914	25.7
FiOS Internet Subscribers	4,289	3,466	23.7
FiOS Digital Voice residence connections	977	93	*

FiOS Digital connections	8,930	6,473	38.0

HSI and other	4,201	4,775	(12.0)
Total Broadband connections	8,490	8,241	3.0
Primary residence switched access connections	11,359	13,258	(14.3)
Primary residence connections	12,336	13,351	(7.6)

Total retail residence voice connections	13,327	14,587	(8.6)
Total voice connections	25,454	27,719	(8.2)

Unaudited	3 Mos. Ended 3/31/11	3 Mos. Ended 3/31/10	% Change

Net Add Detail (000)
FiOS TV Subscribers	192	164	17.1
FiOS Internet Subscribers	207	180	15.0
FiOS Digital Voice residence connections	160	74	*

FiOS Digital connections	559	418	33.7

HSI and other	(109)	(99)	10.1
Total Broadband connections	98	81	21.0
Primary residence switched access connections	(398)	(385)	3.4
Primary residence connections	(238)	(311)	(23.5)

Total retail residence voice connections	(289)	(378)	(23.5)
Total voice connections	(547)	(604)	(9.4)

Revenue & ARPU Statistics
Consumer ARPU	$ 90.55	$ 81.93	10.5
FiOS revenues (in millions)	$ 1,941	$ 1,569	23.7
Strategic services as a % of total Enterprise revenues	46.5%	41.6%

Other Operating Statistics
Capital expenditures (in millions)	$ 1,465	$ 1,566	(6.4)
Wireline employees (000)	92.0	108.0
FiOS Internet Open for Sale (000)	12,962	11,968
FiOS Internet penetration	33.1%	29.0%
FiOS Video Open for Sale (000)	12,585	11,479
FiOS Video penetration	29.1%	25.4%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Reconciliations - Verizon

Adjusted Operating Revenue – Verizon Unaudited				(dollars in millions)
		3 Months Ended 12/31/09	3 Months Ended 3/31/10	3 Months Ended 12/31/10	3 Months Ended 3/31/11
Consolidated Operating Revenues - Reported		$27,091	$26,913	$26,395	$26,990
Less: Impact of divested operations		1,288	1,278	—	—

Consolidated Operating Revenues - Adjusted		$25,803	$25,635	$26,395	$26,990

Y/Y % Change				2.3%	5.3%

Adjusted EBITDA - Verizon Unaudited				(dollars in millions)
	3 Months Ended 3/31/10	3 Months Ended 6/30/10	3 Months Ended 9/30/10	3 Months Ended 12/31/10	3 Months Ended 3/31/11
Verizon Consolidated EBITDA
Consolidated net income	$2,318	$553	$2,698	$4,648	$3,264
Add/subtract non-operating items:
Provision (benefit) for income taxes	1,622	(685)	178	1,352	617
Interest expense	680	679	597	567	709
Other income and (expense), net	(46)	(16)	51	(43)	(36)
Equity in earnings of unconsolidated business	(133)	(121)	(141)	(113)	(101)

Operating Income	4,441	410	3,383	6,411	4,453
Add: Depreciation and amortization expense	4,122	4,177	4,023	4,083	4,024

Consolidated EBITDA	$8,563	$4,587	$7,406	$10,494	$8,477

Other Items (Before Tax)
Merger Integration & Acquisition Related Charges	77	162	134	392	—
Access Line Spin-Off Related Charges	145	195	67	—	—
Impact of Divested Operations	(620)	(548)	—	—	—
Severance, Pension, and Benefit Charges	—	2,233	—	229	—
Deferred Revenue Adjustment	—	268	—	—	—
Benefit Plan Accounting Change	—	1,663	1,188	(2,259)	—

	(398)	3,973	1,389	(1,638)	—

Consolidated Adjusted EBITDA	$8,165	$8,560	$8,795	$8,856	$8,477

Net Debt to Adjusted EBITDA - Verizon Unaudited			(dollars in millions)
				12/31/10	3/31/11
Verizon Net Debt
Debt maturing within one year				$7,542	$11,823
Long-term debt				45,252	49,374

Total Debt				52,794	61,197
Less: Cash and cash equivalents				6,668	14,007

Net Debt				$46,126	$47,190

Net Debt to Adjusted EBITDA Ratio				1.3x	1.4x

Effective Tax Rate - Verizon			(dollars in millions)

Unaudited				3 Months Ended 3/31/11
Provision for income taxes					$(617)

Income before provision for income taxes					3,881
Less: Net income attributable to noncontrolling interest					1,825

Income before provision for income taxes attributable to Verizon					$2,056

Effective Tax Rate					15.9%

Effective tax rate attributable to Verizon					30.0%

Verizon Communications Inc.

Earnings Per Share Reconciliations

Adjusted EPS – Verizon

Unaudited	3 Months Ended 3/31/10	12 Months Ended 12/31/10
Reported EPS	$0.16	$0.90

Merger Integration & Acquisition Related Charges	0.01	0.14
Access Line Spin-Off Related Charges	0.04	0.12
Severance, Pension, and Benefit Charges	—	0.67
Medicare Part D Subsidy Charges	0.34	0.34
Deferred Revenue Adjustment	—	0.03
Impact of Divested Operations	(0.07)	(0.13)

Adjusted EPS	$0.48	$2.08

EPS may not add due to rounding.

Verizon Communications Inc.

Reconciliations – Segments

Verizon Wireless Segment EBITDA	(dollars in millions)

Unaudited	3 Months Ended 3/31/10	3 Months Ended 3/31/11

Verizon Wireless Segment EBITDA
Operating income	$4,333	$4,351
Add: Depreciation and amortization expense	1,812	1,899

Verizon Wireless Segment EBITDA	$6,145	$6,250

Verizon Wireless total operating revenues	$15,312	$16,881

Verizon Wireless service revenues	$13,466	$14,311

Verizon Wireless operating income margin	28.3%	25.8%

Verizon Wireless Segment EBITDA service margin	45.6%	43.7%

Wireline Segment EBITDA	(dollars in millions)

Unaudited	3 Months Ended 3/31/10	3 Months Ended 3/31/11
Wireline Segment EBITDA
Operating income	$121	$288
Add: Depreciation and amortization expense	2,063	2,107

Wireline Segment EBITDA	$2,184	$2,395

Wireline total operating revenues	$10,375	$10,147

Wireline operating income margin	1.2%	2.8%

Wireline Segment EBITDA margin	21.1%	23.6%